Exhibit 99.1

Surface Oncology Announces Exclusive License Agreement with GSK for Novel Immunotherapy Program

GSK will have exclusive rights to develop and commercialize SRF813, a novel antibody targeting PVRIG Surface Oncology to receive $85 million upfront payment

CAMBRIDGE, Mass., December 17, 2020 — Surface Oncology (Nasdaq: SURF) today announced an agreement for GSK to exclusively license worldwide development and commercial rights to Surface Oncology’s preclinical program SRF813, a fully human IgG1 antibody targeting PVRIG (also known as CD112R), an inhibitory protein expressed on natural killer cells (NK cells) and T cells.

Under the terms of the agreement, GSK will make an $85 million upfront payment. In addition, Surface Oncology may receive up to an additional $730 million in future milestone payments, as well as be eligible to receive tiered royalties on global net sales.

“We are extremely pleased to be entering into this agreement with GSK given the strong strategic fit for SRF813 within GSK’s oncology portfolio, including the possibility of pursuing compelling novel clinical combinations. Furthermore, the economics of the transaction position us well to continue to drive the development of our wholly-owned clinical programs, SRF617 and SRF388, while also advancing SRF114, our CCR8 targeted program,” said Jeff Goater, chief executive officer at Surface Oncology. “We believe this transaction is further validation of our strong immuno-oncology drug discovery capabilities.”

“GSK’s R&D approach focuses on the science of the immune system and I am excited to add a natural killer cell approach, such as SRF813, as it complements our existing programs focused on T cell/adaptive immunity,” said Dr. Axel Hoos, senior vice president and head of oncology R&D at GSK. “We’re making great progress to build an exciting pipeline of new oncology therapies with transformational potential for patients. I strongly believe that we are uniquely positioned to maximize the potential of SRF813 for patients, both as monotherapy and in potential combinations with our investigational anti-CD96 and anti-PD1 assets.”

Goodwin Procter is serving as legal counsel to Surface Oncology.

Financial Outlook:

Following the close of the GSK license agreement, together with current cash and cash equivalents, Surface Oncology projects cash runway sufficient to fund its operations through 2023.

About SRF813:

SRF813 is a fully human, IgG1 antibody targeting PVRIG (also known as CD112R), an inhibitory protein expressed on natural killer cells (NK cells) and T cells. SRF813 binds to a distinct epitope on PVRIG and blocks the interaction of PVRIG with CD112, its binding partner that is overexpressed on tumor cells.

Preclinically, SRF813 promotes the activation of both NK cells and T cells, with the potential to elicit a strong anti-tumor response and promote immunological memory. SRF813 is currently in IND-enabling studies with an IND planned for 2021.

About Surface Oncology:

Surface Oncology is an immuno-oncology company developing next-generation antibody therapies focused on the tumor microenvironment. Its pipeline includes two wholly-owned lead programs targeting CD39 (SRF617) and IL-27 (SRF388), a clinical-stage collaboration with Novartis targeting CD73 (NZV930), a preclinical program licensed to GlaxoSmithKline targeting PVRIG (also known as CD112R (SRF813)), and a preclinical program focused on depleting regulatory T cells (via targeting CCR8 (SRF114)). Surface’s novel cancer immunotherapies are designed to achieve a clinically meaningful and sustained anti-tumor response and may be used alone or in combination with other therapies. For more information, please visit www.surfaceoncology.com/.

Cautionary Note Regarding Forward-Looking Statements:

Certain statements set forth in this press release constitute “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Forward-looking statements can be identified by terms such as “believes,” “expects,” “plans,” “potential,” “would,” or similar expressions, and the negative of those terms. These forward-looking statements are based on Surface Oncology’s management’s current beliefs and assumptions about future events and on information currently available to management.

Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause Surface Oncology’s actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. These risks include, but are not limited to, risks and uncertainties related to Surface Oncology’s ability to successfully develop SRF388, SRF617 and SRF114 through current and future milestones or regulatory filings on the anticipated timeline, if at all, the therapeutic potential of Surface Oncology’s product candidates, the risk that results from preclinical studies or early clinical trials may not be representative of larger clinical trials, the risk that Surface Oncology’s product candidates, including SRF388, SRF617 and SRF114, will not be successfully developed or commercialized, the risks related to Surface Oncology’s dependence on third-parties in connection with its manufacturing, clinical trials and preclinical studies, and the potential impact of COVID-19 on our clinical and preclinical development timelines and results of operations. Additional risks and uncertainties that could affect Surface Oncology’s future results are included in the section titled “Risk Factors” in our Annual Report on Form 10-K for the year ending December 31, 2019 and our Quarterly Report on Form 10-Q for the quarter ending March 31, 2020, both of which are available on the Security and Exchange Commission’s website at www.sec.gov and Surface Oncology’s website at www.surfaceoncology.com.

Additional information on potential risks will be made available in other filings that Surface Oncology makes from time to time with the Securities and Exchange Commission. In addition, any forward-looking statements contained in this press release are based on assumptions that Surface Oncology believes to be reasonable as of this date. Except as required by law, Surface Oncology assumes no obligation to update these forward-looking statements, or to update the reasons if actual results differ materially from those anticipated in the forward-looking statements.

Contacts:

Investors

Matt Lane

matt@gilmartinir.com

617-901-7698

Media

Matthew Corcoran

mcorcoran@tenbridgecommunications.com

617-866-7350